Exhibit 3.34(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PANAMSAT MEXICO, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

PanAmSat Mexico, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: The Board of Directors and the sole stockholder of PanAmSat Mexico, Inc., by unanimous written consent, in accordance with the provisions of Section 141(f) and Section 228 of the General Corporation Law of Delaware, adopted a resolution finding it advisable to amend the Certificate of Incorporation. The Resolution setting forth said amendment as follows:

RESOLVED, that the Board of Directors of PanAmSat Mexico, Inc., and its sole stockholder find it desirable to amend the Certificate of Incorporation of PanAmSat Mexico, Inc., to change the name of PanAmSat Mexico, Inc., to PanAmSat International Sales, Inc.

ARTICLE ONE of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

NAME

“FIRST: The name of the Corporation is PanAmSat International Sales, Inc. (hereinafter, the “Corporation”)”

SECOND: The above amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, PanAmSat Mexico, Inc. has caused this Certificate to be signed by its duly authorized officer, this 9th day of September, 1999.

PanAmSat Mexico, Inc.

/s/ James W. Cuminale
James W. Cuminale Executive Vice President & Secretary